EXHIBIT 99.1

In response to the COVID-19 pandemic and its economic impact to our customers, we implemented short-term modification programs beginning in the second quarter of 2020 that comply with regulatory and accounting guidance to provide temporary payment relief to those borrowers directly impacted by the virus. As reported in our Form 10-Q as of June 30, 2020, we granted temporary modifications to consumer and commercial loan customers for 501 loans with outstanding balances totaling $256,422, or 22.0%, of total loans. The following table updates this loan modification information and provides information on loans with expired deferrals requesting subsequent payment deferrals as of August 17, 2020:

(Dollars in thousands)
	Number of Loans	Amount	% of Outstanding	Aggregate Deferred Payments		Loans with Second Deferrals
				Principal	Interest	Number of Loans	Amount	% of Outstanding
Commercial	44	$14,701	3.86%	$479	$289	5	$779	0.20%
Construction:
Commercial	4	476	1.21%	4	13			0.00%
Hospitality	4	19,499	71.03%	55	439	1	4,947	18.02%

Total	8	19,975	27.78%	59	452	1	4,947	6.88%

Commercial Real Estate:
Multi Family	8	7,997	13.69%	90	155	2	256	0.44%
Owner Occupied	34	15,484	12.75%	446	232	5	4,546	3.74%
Non-Owner Occupied	27	40,302	15.91%	1,897	503	2	4,117	1.63%
Hospitality	8	22,164	62.63%	465	571	3	10,757	30.40%
Agricultural	20	11,440	37.52%	237	276			0.00%

Total	97	97,387	19.53%	3,135	1,737	12	19,676	3.95%

Residential Real Estate	123	20,335	10.00%	334	406	2	81	0.04%
Consumer	16	321	4.93%	12	8

Total	288	$152,719	13.15%	$4,019	$2,892	20	$25,483	2.19%